UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 13, 2006
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 13, 2006, the Board of Directors (the "Board") of Steiner Leisure Limited (the "Company") increased the compensation of the Company's non-employee directors and Michèle Steiner Warshaw, an employee director and wife of Clive E. Warshaw, Chairman of the Board, effective as of the annual meeting of shareholders of the Company on June 15, 2006 (the "Annual Meeting") in the manner described below.

Cash Retainer

              The annual cash retainer payment to non-employee directors will be increased from $20,000 to $34,000. In addition, the additional annual cash retainer payable to the Chair of the Audit Committee of the Board will be increased from $10,000 to $12,000 and the additional annual cash retainer payable to the Chair of the Compensation Committee will be increased from $5,000 to $6,000.

Meeting Fees

              The fees payable to each non-employee director and Michèle Steiner Warshaw for attendance at Board meetings will be increased from $1,000 to $1,200. Fees payable to Audit Committee and Compensation Committee members for attendance at those meetings will be increased from $700 to $850. The additional amount received by the Chair of each of those committees for attendance at such committee's meetings will be increased from $200 to $250.

Equity Compensation

              Each of the non-employee directors and Ms. Warshaw currently receive annually ten-year options to purchase 3,000 common shares of the Company with an exercise price per share equal to the closing price of the common shares on the date of grant. In addition, the chair of each Board committee receives an additional award of options to purchase 1,000 common shares with the same terms. These options have been granted pursuant to the Company's Amended and Restated Non-Employee Directors' Share Option Plan (the "Current Directors' Plan"), except that Ms. Warshaw's options have been granted, most recently, pursuant to the Company's 2004 Equity Incentive Plan (the "Equity Plan"). These options become exercisable commencing on the first anniversary of the date of grant, except in the case of a change in control of the Company and certain other events, in which case the options would be immediately exercisable.

              Commencing with the Annual Meeting, and subject to the approval of the New Directors' Plan (as defined below) by the Board, and by the shareholders of the Company at the Annual Meeting, each of the non-employee directors and Ms. Warshaw would receive on the date of each annual meeting of shareholders of the Company, instead of the above equity compensation, restricted common shares of the Company with an aggregate value of $50,000. The number of shares to be granted would be determined by dividing that amount by the closing price of the shares on the date of grant. The Chair of the Audit Committee and the Chair of the Compensation Committee would each also receive annually an additional $10,000 worth of restricted shares. The restricted shares would vest on the first anniversary date of the date of grant and would be subject to accelerated vesting in the event of a change in control of the Company and certain other events. Holders of the restricted shares will not have dividend, voting or other rights until those shares vest. The restricted shares are expected to be granted pursuant to the Company's proposed 2006 Non-Employee Directors' Restricted Share Plan (the "New Directors' Plan"), which is expected to be approved by the Board in April 2006 and recommended to the shareholders for approval at the Annual Meeting. If that plan is approved by the shareholders, it would replace the Current Directors' Plan, which, in any event, provides that awards thereunder may not be made after those made on the date of the Annual Meeting. To the extent that the New Directors' Plan is not so adopted or approved, the Board will consider other options with respect to equity compensation for non-employee directors.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

              On April 13, 2006, the Board of Directors appointed Cynthia R. Cohen to serve as a Class II director to fill the vacancy on the Board, caused by the resignation of Jonathan D. Mariner effective on that date. The Board has determined that Ms. Cohen qualifies as an independent director of the Company pursuant to the applicable rules of the Nasdaq Stock Market.

              Mr. Mariner also served as Chair of the Board's Compensation Committee and as a member of the Audit Committee. Effective on the above date, Ms. Cohen has been appointed to each of those Committees and David S. Harris, an independent director of the Company and member of the Audit Committee and the Compensation Committee, has been appointed as Chair of the Compensation Committee.

              Pursuant to the Board's Nominating Procedures, notwithstanding the fact that the Class II directors of the Board do not stand for election until the annual meeting of shareholders of the Company in 2007, Ms. Cohen will stand for election at the 2006 annual meeting of shareholders.

              Ms. Cohen is the President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers that Ms. Cohen founded in 1990. From 1987 until 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc., a specialty apparel retailer, Hot Topic, Inc., a teen apparel retailer, and The Sports Authority, Inc., a sporting goods retailer. Ms. Cohen also serves on the executive advisory board for the Center for Retailing Education and Research at the University of Florida and is Chairman of the Strategic Mindshare Foundation, a not-for-profit organization that provides scholarships and mentoring to young business women.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: April 13, 2006	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer